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[Letterhead]

                                                                  EXHIBIT 23




               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





The Board of Directors
TCF Financial Corporation:


We consent to incorporation by reference of our report dated January 19, 1999, relating to the consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Form 10-K of TCF Financial Corporation, in the following Registration Statements of TCF Financial Corporation: Nos. 33-43030, 33-57633, 33-14203, 33-22375, 33-40403,
33-53986, and 33-63767 on Form S-8.

                                    /s/ KPMG PEAT MARWICK LLP



Minneapolis, Minnesota
March 29, 1999





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